Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Plan Administrator

Worthington Industries, Inc. Retirement Savings Plan for Collectively Bargained Employees

We consent to the incorporation by reference in the Registration Statement (No. 333-126183) filed on Form S-8 of Worthington Industries, Inc. and the Worthington Industries, Inc. Retirement Savings Plan for Collectively Bargained Employees of our report dated June 7, 2021 with respect to the financial statements and supplemental schedule of the Worthington Industries, Inc. Retirement Savings Plan for Collectively Bargained Employees as of and for the fiscal years ended December 31, 2020 and 2019, which report appears in the Annual Report on Form 11-K of the Worthington Industries, Inc. Retirement Savings Plan for Collectively Bargained Employees for the fiscal year ended December 31, 2020.

/s/ Meaden & Moore, Ltd.

Certified Public Accountants

Cleveland, Ohio

June 7, 2021